EXHIBIT 5.1

                                 GRAUBARD MILLER
                                600 Third Avenue
                                   32nd Floor
                            New York, New York 10016
                                 (212) 818-8800

                                   May 22, 2002

ParkerVision, Inc.
8493 Baymeadows Way
Jacksonville, Florida  32256

Dear Sirs:

     Reference is made to the Registration Statement on Form S-8 ("Registration Statement") filed by ParkerVision, Inc. ("Company") under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 50,000 shares of common stock, par value $.01 per share ("Common Stock"), to be offered by the Company under its Other Employee Option Plan.

     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting the award under the Other Employee Option Plan, the Board of Directors of the Company or the appropriate committee thereunder exercised its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Florida.

     Based upon the foregoing, it is our opinion that the shares of Common Stock to be issued by the Company under the Other Employee Option Plan, when sold and paid for in accordance with the terms of the Other Employee Option Plan, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the applicable option agreement.

     In giving this opinion, we have assumed that all certificates for the shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens that we have examined.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ Graubard Miller